Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 17, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Magma Design Automation, Inc.’s ability to continue as a going concern), schedule listed in the index appearing under Item 15 (a)(2), and internal control over financial reporting in the Annual Report of Magma Design Automation, Inc. on Form 10-K for the year ended May 3, 2009 and the month ended May 4, 2008 which are incorporated by reference in this Amendment No. 3 to the Registration Statement on Form S-4 No. 333-159463. We consent to the incorporation by reference of the aforementioned reports and financial statement schedule in this Amendment No. 3 to the Registration Statement on Form S-4 No. 333-159463, and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

San Jose, CA

August 21, 2009